FOR:	International Speedway Corporation
CONTACT:	Charles N. Talbert Senior Director, Investor and Corporate Communications (386) 681-4281

INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE FOURTH QUARTER AND FULL-YEAR OF FISCAL 2012

~Provides 2013 Full-Year Financial Guidance~

DAYTONA BEACH, Fla. - January 24, 2013 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported financial results for its fiscal fourth quarter and full-year ended November 30, 2012.
“We experienced leading signs of revenue stabilization this year,” stated ISC Chief Executive Officer Lesa France Kennedy. “For fiscal 2012, adjusting for non-comparable events as well as the expected loss of ancillary rights fees to the industry, total revenues were down less than one percent. This was due to year-over-year increases in broadcast fees, net sponsorship, advertising, and food, beverage & merchandise revenues for comparable operations. However, we continue to experience modest headwinds with admissions, not to the degree experienced in 2011, but enough to know we still have further inroads to make with our consumer.
“Also encouraging was the announcement in October that NASCAR and FOX finalized an eight-year extension of broadcast rights through the 2022 season. The extension, which industry sources have valued at more than $2.4 billion over eight years, is an approximate 36.4 percent increase over the current agreement that expires after the 2014 season. This agreement keeps us optimistic for the remaining content with ESPN and Turner, for which NASCAR is expected to begin negotiations over the summer.
“Based on our experience and view of the evolution of modern sports facilities, demand for our events depends, in part, on the fans' experience. Improving the event day experience will positively influence attendance-related revenues in the long run. In addition, and of equal importance, it will support both corporate sales and the long-term health of broadcast media rights fees.
“We are committed to meeting and exceeding our fans' expectations through on-going capital improvements at our facilities. We are providing our fans enhanced audio and visual experiences, more comfortable and wider seating, more concession and merchandise points-of-sale, and greater social connectivity. This strategy is absolutely aligned with NASCAR's five-year Industry Action Plan aimed to connect with existing fans, as well as engage Gen Y, youth and multicultural consumers in motorsports.

International Speedway Corporation - 4Q and Full-Year Fiscal 2012 Financial Results I 1

“Another area of focus within NASCAR's Industry Action Plan is building product relevance. Beginning with this season, NASCAR introduced the next generation Sprint Cup car for 2013, what we are calling "Gen-6". The Gen-6 program is the most comprehensive overhaul in the sport since 2007. Its goal is to re-establish brand identity among the automotive manufacturers and provide competitive upgrades in an effort to improve competition in NASCAR's Sprint Cup Series.
“Also new this season to improve the event experience is NASCAR's new track drying system that will dramatically speed up the process of getting racing surfaces back to green-flag conditions following rain. Weather is one of our biggest impediments to stronger ticket renewals. Year-in and year-out, after a rain delayed or postponed event due to weather, the following year's ticket renewals for that event are negatively impacted. NASCAR's ultimate goal is to see a superspeedway like Daytona International Speedway race-ready in thirty minutes rather than two hours and a short track like Martinsville Speedway completed in fifteen minutes.”

Fourth Quarter Comparison
Total revenues for the fourth quarter ended November 30, 2012 were approximately $189.4 million, compared to revenues of approximately $191.9 million in the prior-year period. Operating income was approximately $41.4 million during the period compared to approximately $49.2 million in the fourth quarter of fiscal 2011. In addition to the macroeconomic challenges, quarter-over-quarter comparability was impacted by:

•	The fall NASCAR Camping World Truck Series event at Phoenix International Raceway held in the fourth quarter of fiscal 2012 was held in the first quarter of fiscal 2011.

•	Auto Club Speedway held an IZOD IndyCar Series event in fiscal 2012, for which there was no comparable event in fiscal 2011.

•	Chicagoland Speedway held a NASCAR Camping World Truck Series event in the third quarter of fiscal 2012. The corresponding event was held in the fourth quarter of fiscal 2011.

•
The Company earned an immaterial amount of ancillary revenue due to a combination of factors, primarily related to SiriusXM Radio, which has historically been the most significant contributor to the industry's ancillary rights revenue. Since the merger of Sirius Satellite Radio and XM Satellite Radio there is now only one satellite provider, SiriusXM Radio, bidding on the distribution rights for original programming. As a result, distribution rights agreements entered into by SiriusXM Radio for original programming subsequent to the merger have generally been lower.

•
During the quarter ended November 30, 2012, the Company expensed approximately $1.5 million, or $0.02 per diluted share, of certain ongoing carrying costs related to its Staten Island property. In the 2011 fourth quarter, the Company expensed approximately $1.3 million, or $0.02 per diluted share, of certain ongoing carrying costs related to its Staten Island property.

•
In the fourth quarter of fiscal 2012, the Company recognized approximately $4.1 million, or $0.06 per diluted share, of impairments / losses on disposals of long-lived assets primarily attributable to the removal of assets not fully depreciated in connection with certain capital improvements.

International Speedway Corporation - 4Q and Full-Year Fiscal 2012 Financial Results I 2

•
During the quarter ended November 30, 2012, the Company recognized $0.8 million of income from equity investments associated with its Hollywood Casino at Kansas Speedway joint venture. During the fourth quarter of fiscal 2011, the Company recognized a loss of approximately $1.4 million, or $0.02 per diluted share, from this equity investment consisting of start up costs prior to opening in fiscal 2012.

Net income for the fourth quarter was approximately $24.7 million, or $0.53 per diluted share, compared to net income of approximately $26.5 million, or $0.56 per diluted share, in the prior year period. Excluding certain carrying costs related to the Staten Island property and impairments / losses on disposals of certain other long-lived assets, non-GAAP (defined below) net income for the fourth quarter of 2012 was $28.3 million, or $0.61 per diluted share. Non-GAAP net income for the fiscal fourth quarter of 2011 was $29.0 million, or $0.62 per diluted share.

Full-Year Comparison
For the year ended November 30, 2012, total revenues were $612.4 million, compared to $629.7 million in 2011. Operating income for the full-year period was $105.0 million compared to $133.2 million in the prior year.
Year-over-year comparability was impacted by:

•	The NASCAR Camping World Truck Series event held at Darlington Raceway in the second quarter of fiscal 2011 was not held in fiscal 2012.

•	The NASCAR Nationwide Series event held at Stock Car Montreal in the third quarter of fiscal 2011 for which we are no longer the event promoter starting in fiscal 2012.

•	Auto Club Speedway held an IZOD IndyCar Series event in fiscal 2012, for which there was no comparable event in fiscal 2011.

•	The aforementioned decrease in ancillary revenue.

•
In fiscal 2012, the Company expensed approximately $4.6 million, or $0.06 per diluted share, of certain ongoing carrying costs related to its Staten Island property. During fiscal 2011, the Company expensed approximately $2.7 million, or $0.04 per diluted share, of similar costs.

•	During fiscal 2012, the Company recognized a charge relating to a settlement of a litigation involving certain ancillary facility operations of approximately $1.2 million, or $0.01 per diluted share.

•
The impairments / losses on disposals of long-lived assets in fiscal 2012, of approximately $11.1 million, or $0.15 per diluted share, were primarily attributable to the removal of assets not fully depreciated in connection with certain capital improvements. During fiscal 2011, the Company recorded an approximately $4.7 million, or $0.06 per diluted, impairments / losses on disposals of long-lived assets.

•
In fiscal 2012, the Company recognized approximately $9.1 million in expenses, or $0.12 per diluted share, related to the redemption of the remaining $87.0 million principal 5.40 percent Senior Notes maturing in 2014.

International Speedway Corporation - 4Q and Full-Year Fiscal 2012 Financial Results I 3

•
In fiscal 2012, the Company recognized approximately $2.8 million of income from equity investments associated with its Hollywood Casino at Kansas Speedway joint venture, which included results of operations beginning in February 2012, net of charges related to certain start up costs through the opening. In fiscal 2011, the Company recognized a loss of approximately $4.2 million, or $0.05 per diluted share, from this equity investment consisting of start up costs prior to opening in fiscal 2012.

•	During fiscal 2012, the Company recorded approximately $0.9 million, or $0.01 per diluted share, net gain on the sale of certain assets.
Net income for the year-ended November 30, 2012, was $54.6 million, or $1.18 per diluted share, compared to a net income of $69.4 million, or $1.46 per diluted share in 2011. Excluding certain carrying costs related to the Staten Island property; legal settlement; impairments / losses on disposals of certain other long-lived assets; loss on early redemption of debt; and the net gain on sale of certain assets, non-GAAP (defined below) net income for the fiscal 2012, was $70.1 million, or $1.51 per diluted share. This is compared to non-GAAP net income for the fiscal 2011 of $76.5 million, or $1.61 per diluted share.

GAAP to Non-GAAP Reconciliation
The following financial information is presented below using other than U.S. generally accepted accounting principles ("non-GAAP"), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.
The adjustments for 2011 relate to carrying costs of the Company's Staten Island property, impairments of certain other long-lived assets and the pre-opening expenses related to the Hollywood Casino at Kansas Speedway - equity in net loss from equity investment.
The adjustments for 2012 relate to carrying costs of the Company's Staten Island property, legal settlement, impairments / losses on disposals of certain other long-lived assets, loss on early redemption of debt and net gain on sale of certain assets.
The Company believes such non-GAAP information is useful and meaningful, and is used by investors to assess its core operations, which consist of the ongoing promotion of racing events at its major motorsports entertainment facilities. Such non-GAAP information adjusts for items that are not considered to be reflective of the Company's continuing core operations at its motorsports entertainment facilities. The Company believes that such non-GAAP information improves the comparability of its operating results and provides a better understanding of the performance of its core operations for the periods presented. The Company uses this non-GAAP information to analyze the current performance and trends and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are

International Speedway Corporation - 4Q and Full-Year Fiscal 2012 Financial Results I 4

determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of or as a substitute for results prepared in accordance with GAAP. The Company uses both GAAP and non-GAAP information in evaluating and operating its business and as such deemed it important to provide such information to investors.

	Three Months Ended		Year Ended
	November 30, 2011	November 30, 2012	November 30, 2011	November 30, 2012
		(Unaudited)
	( In Thousands, Except Per Share Amounts )
Net income	$26,466	$24,736	$69,424	$54,578
Adjustments, net of tax:
Carrying costs related to Staten Island	787	919	1,664	2,780
Legal settlement	—	—	—	714
Impairments / losses on disposals of long-lived assets	951	2,663	2,845	7,004
Loss on early redemption of debt	—	—	—	5,560
Equity in net loss from equity investments, net of tax	826	—	2,534	—
Net gain on sale of certain assets	—	(9)	—	(566)
Non-GAAP net income	$29,030	$28,309	$76,467	$70,070
Per share data:
Diluted earnings per share	$0.56	$0.53	$1.46	$1.18
Adjustments, net of tax:
Carrying costs related to Staten Island	0.02	0.02	0.04	0.06
Legal settlement	—	—	—	0.01
Impairments / losses on disposals of long-lived assets	0.02	0.06	0.06	0.15
Loss on early redemption of debt	—	—	—	0.12
Equity in net loss from equity investments, net of tax	0.02	—	0.05	—
Net gain on sale of certain assets	—	—	—	(0.01)
Non-GAAP diluted earnings per share	$0.62	$0.61	$1.61	$1.51
Corporate support for ISC remains strong, despite the economic downturn which has influenced corporate budgets, sales and contract duration. The number of current Fortune 500 companies invested in NASCAR remains higher than any other sport. And, more Fortune 500 companies are involved in NASCAR than in 2008.
For 2012, The Company experienced a mix of both increasing and decreasing pricing for open inventory as it had more available than in previous years. However, ISC has good visibility on this revenue source and has been able to accurately target its gross corporate marketing partnership revenues over the past few years.
Benefiting the Company as the 2013 motorsports season begins is that it will have significantly less open entitlement inventory compared to this time last year. ISC has sold all of its available NASCAR Sprint Cup Series entitlements for the year. The remaining open NASCAR entitlements include three Nationwide Series and two Camping World Truck Series entitlements. Last year at this time, the Company had five NASCAR Sprint Cup

International Speedway Corporation - 4Q and Full-Year Fiscal 2012 Financial Results I 5

Series, three NASCAR Nationwide Series and two Camping World Truck Series entitlements open.
Based on feedback, corporate sponsors continue to generate a solid return on their investment in using entitlements to grow their respective businesses. Entitlements provide ISC's corporate partners an opportunity to essentially own an entire week of the NASCAR season while receiving valuable exposure for months prior to the event. The Company, for 2013, has secured new entitlement partners including Kellogg's, Sprint and Toyota, as examples. With fewer open entitlements, ISC's sales force is focusing on its official sponsor categories and concept-based partnerships, which it expects will pay off for the Company this year and in 2014.

External Growth, Financing-Related and Other Initiatives
Hollywood Casino at Kansas Speedway
The Hollywood Casino at Kansas Speedway, which opened on February 3, 2012, features a 95,000 square-foot casino with 2,000 slot machines and 52 table games, a 1,253 space parking structure as well as a sports-themed bar, dining and entertainment options. The Company's 50/50 joint venture partner Penn National Gaming, Inc. is responsible for the development and operation of the casino.
The Company's share of capitalized development costs for the project, excluding its contribution of land, was approximately $145.0 million. Through November 30, 2012, ISC has funded approximately $134.3 million of these capitalized development costs as well as certain working capital needs of the project prior to opening. Cash flow from the casino's operations has been used to fund the remaining development costs.
Since opening in February, the Hollywood Casino at Kansas Speedway has captured approximately 16.0 percent of the total adjusted gross gaming revenue in the Kansas City market that has a total of five operating casinos, four of which are on the Missouri side of Kansas City.
During the fiscal 2012 fourth quarter, the Company received approximately $8.5 million in cash distributions from the casino's operations. In addition, in December 2012, the Company received a cash distribution from the casino's operations of approximately $4.5 million.
The Company remains optimistic that the Hollywood Casino at Kansas Speedway will reach certain milestones in the near term. For 2013, the Company's current expectation of cash distributions from the casino to ISC will be in the mid- to high-teen million dollar range. The high-end would come from a favorable resolution to the property taxes that are currently under appeal.
Liquidity
In November 2012, the Company amended and restated its $300.0 million revolving credit facility. The amendment provided better terms, extended the final maturity of the facility from November 2015 to November 2017, and a reduction of certain other fees. The improved terms on the Facility include an amended pricing grid ranging from LIBOR + 1.00% to LIBOR + 1.625%, depending on the better of ISC's debt rating as determined by Standard & Poor's or the Company's leverage ratio. Comparable pricing on ISC's previous credit facility ranged from LIBOR + 1.50% to LIBOR + 2.25%.

International Speedway Corporation - 4Q and Full-Year Fiscal 2012 Financial Results I 6

Capital Spending
The Company competes for the consumers' discretionary dollar with many entertainment options such as concerts and other major sporting events, not just other motorsport events. To better meet its customer's expectations, ISC is committed to improving the guest experience at its facilities through on-going capital improvements that position it for long-term growth.
For fiscal 2012, the Company spent approximately $82.9 million on capital expenditures for projects at its existing facilities. In comparison, capital expenditures for fiscal 2011 totaled approximately $76.8 million, which included approximately $68.0 million for projects at its existing facilities. The remaining balance was associated with land purchases and additional capitalized spending for the Staten Island property.
At November 30, 2012, the Company had approximately $28.7 million remaining in capital projects currently approved for its existing facilities. These projects include:

•	grandstand seating enhancements at Talladega and Daytona;

•	grandstand improvements at Richmond International Raceway;

•	improved restroom buildings at Michigan; and

•	improvements at various facilities for expansion of parking, camping capacity and other uses.
As a result of these currently approved projects and anticipated additional approvals in fiscal 2013, the Company expects its total fiscal 2013 capital expenditures at its existing facilities will be approximately $80.0 million to $90.0 million, depending on the timing of certain projects. The Company reviews the capital expenditure program periodically and modifies it as required to meet current business needs.
The Company is currently in the process of reviewing potentially highly impactful projects that would necessitate an increase in its future capital spending at existing facilities above recent levels. At Daytona, the City Commission of Daytona Beach unanimously approved the Company's Planned Master Development Application, which is the first step in the pursuit of potential redevelopment projects at the 'World Center of Racing.'
While many aspects of this project are yet to be determined, such a project could include a complete overhaul of the entire frontstretch grandstand, creating a world class motorsports entertainment facility including features such as new seats, suites and guest amenities, as well as new entry points, improved fan conveyance, a modern exterior, first-class interior areas, and a redesigned midway for fans. Any substantial increase in spending above recent levels will depend upon several factors such as stable economic operating environment, continued maintenance of a strong liquidity position and, preferably, the sale of the Company's Staten Island property.

Return of Capital
The Company did not purchase any shares of its Class A common shares during its fiscal fourth quarter.

International Speedway Corporation - 4Q and Full-Year Fiscal 2012 Financial Results I 7

For fiscal 2012, ISC purchased 405,538 shares of its Class A stock for approximately $10.3 million, bringing the total number of shares purchased from December 2006 through November 30, 2012 to approximately 7.1 million shares. At the end of fiscal 2012, the Company had approximately $61.7 million in remaining capacity on its $330.0 million authorization.

Fiscal 2013 Financial Outlook
For fiscal 2013, the Company anticipates total revenues to range between $610 million and $625 million. The expectation for the year, aside from the 3.6 percent increase in television rights fees for NASCAR's Top three racing series to approximately $291.4 million, is for admissions, corporate, and food, beverage & merchandise to remain stable year-over-year. The low-end of the range primarily contemplates a similar decrease in consumer-related revenues that the Company experienced in fiscal 2012.
The Company expects certain non-controllable expense increases for the year, primarily an approximate 3.0 percent increase in NASCAR's sanction fees and prize and point fund monies. While certain cost reductions the Company implemented in previous years have been sustained, it has re-instituted merit pay and bonuses to certain eligible employees.
During fiscal 2012, Americrown, the Company's subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise, implemented organizational changes to better adapt to consumer and corporate demands. While these one-time organizational restructuring charges impacted 2012 margins, the strategic realignment of operations should deliver stronger margins in 2013 and beyond.
As a result, the Company currently expects its fiscal 2013 EBITDA margin to range between 31.5 percent and 32.5 percent of total revenues. Deprecation and amortization expense is expected to be approximately $80.0 million. The Company currently expects its 2013 operating margin to range between 18.5 percent and 20.0 percent of total revenues. The Company's effective tax rate in 2013 will be approximately 38.0 percent to 39.0 percent.
The Company expects cash distributions on the cash flow from the casino to ISC will be in the mid- to high-teen million dollar range. The high-end of the range would come from a favorable resolution to the property taxes that are currently under appeal. Equity income from the casino would be approximately $4.0 million to $7.0 million for the year.
The Company currently expects a $0.02 increase in its annual dividend, contingent upon approval from ISC's Board of Directors. The Company's share repurchase program will continue to maintain opportunistic parameters based on levels of ISC's stock price. On a quarterly basis, the Company will review and adjust, if necessary, the parameters of its Stock Purchase Plan.
Based on all of the above assumptions, the Company expects its fiscal 2013 non-GAAP earnings of

International Speedway Corporation - 4Q and Full-Year Fiscal 2012 Financial Results I 8

between $1.35 and $1.55 per diluted share. The high-end of ISC's non-GAAP earnings per share range assumes that the Company repurchases $25.0 million of shares. From an earnings perspective the fourth quarter will be the Company's most significant, followed by the second, first and third quarters.
ISC's fiscal 2013 non-GAAP earnings per share guidance excludes any accelerated depreciation and future impairments / losses on disposals of certain long-lived assets which could be recorded as part of capital improvements resulting in removal of assets prior to the end of their actual useful life; any income statement impact attributable to the Company's proposed redevelopment project at Daytona; certain carrying costs as well as any gain or loss on the sale of its Staten Island property and unanticipated further impairment of the property.
Event Schedule

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter		Full Fiscal Year
Series Name	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
NASCAR Sprint Cup	3	3	7	7	4	4	7	7	21	21
NASCAR Nationwide	1	1	5	5	4	4	5	5	15	15
NASCAR Camping World	1	1	2	2	1	2	5	4	9	9
IZOD IndyCar	0	0	0	0	0	0	1	1	1	1
ARCA RE/MAX	1	1	1	1	2	2	1	1	5	5
Grand-Am Rolex Sports Car	1	1	0	2	2	1	0	0	3	4
AMA Superbike/Supercross	0	0	1	2	0	0	0	1	1	3
	7	7	16	19	13	13	19	19	55	58

Camping World Truck Series
Chicagoland Speedway will host its NASCAR Camping World Truck Series event in the fourth quarter of fiscal 2013. The corresponding event was held in the third quarter of fiscal 2012

In closing, Ms. France Kennedy stated, “We benefit from a solid financial position that we have maintained over the years which affords us the ability to execute our disciplined capital allocation strategy to maintain our leadership position in the motorsports industry. There is a tremendous opportunity for the Company to grow stronger as we continue to successfully execute our strategic initiatives and support NASCAR's Industry Action Plan. We are well-positioned to balance the ongoing capital needs of our business including other strategic opportunities while returning capital to our shareholders, which continues to be an important component of ISC's long-term capital allocation strategy.”

Conference Call Details
The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 88254834.
A live Webcast will also be available at that time on the Company's Web site,

International Speedway Corporation - 4Q and Full-Year Fiscal 2012 Financial Results I 9

www.internationalspeedwaycorporation.com, under the “Investor Relations” section. A replay will be available two hours after the end of the call through midnight Thursday, February 7, 2013. To access, dial (855) 859-2056 and enter the code 88254834, or visit the “Investor Relations” section of the Company's Web site.
International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
The Company also owns and operates Motor Racing NetworkSM, the nation's largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, the Company has a 50 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.
Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

International Speedway Corporation - 4Q and Full-Year Fiscal 2012 Financial Results I 10

Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Year Ended
	November 30, 2011	November 30, 2012	November 30, 2011	November 30, 2012
	(Unaudited)
REVENUES:
Admissions, net	$42,112	$40,146	$144,433	$136,099
Motorsports related	133,452	132,215	425,655	416,699
Food, beverage and merchandise	12,868	13,294	47,863	45,985
Other	3,510	3,793	11,734	13,584
	191,942	189,448	629,685	612,367
EXPENSES:
Direct:
Prize and point fund monies and NASCAR sanction fees	49,823	50,419	154,562	154,673
Motorsports related	35,232	38,328	124,861	125,072
Food, beverage and merchandise	9,540	10,287	36,744	35,642
General and administrative	26,851	25,023	98,795	102,958
Depreciation and amortization	19,706	19,878	76,871	77,870
Impairments / losses on disposals of long-lived assets	1,568	4,068	4,687	11,143
	142,720	148,003	496,520	507,358

Operating income	49,222	41,445	133,165	105,009
Interest income	32	22	139	102
Interest expense	(3,278)	(3,446)	(14,710)	(13,501)
Loss on early redemption of debt	—	—	—	(9,144)
Other income	—	92	—	1,008
Equity in net (loss) income from equity investments	(1,361)	795	(4,177)	2,757

Income from continuing operations before income taxes	44,615	38,908	114,417	86,231
Income taxes	18,149	14,172	44,993	31,653

Net income	$26,466	$24,736	$69,424	$54,578

Dividends per share	$—	$—	$0.18	$0.20

Earnings per share:
Basic and diluted	$0.56	$0.53	$1.46	$1.18
Basic weighted average shares outstanding	47,064,412	46,425,869	47,602,574	46,386,355
Diluted weighted average shares outstanding	47,064,412	46,436,938	47,611,179	46,396,631

Comprehensive income	$36,456	$24,867	$70,037	$55,223

International Speedway Corporation - 4Q and Full-Year Fiscal 2012 Financial Results I 11

Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	November 30, 2011	November 30, 2012
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$110,078	$78,379
Receivables, less allowance	36,098	30,830
Inventories	2,481	3,020
Income taxes receivable	5,914	6,202
Deferred income taxes	3,949	2,029
Prepaid expenses and other current assets	6,875	7,159
Total Current Assets	165,395	127,619

Property and Equipment, net	1,371,776	1,362,186
Other Assets:
Equity investments	100,137	146,378
Intangible assets, net	178,701	178,649
Goodwill	118,791	118,791
Other	9,839	8,118
	407,468	451,936
Total Assets	$1,944,639	$1,941,741
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$2,264	$2,513
Accounts payable	17,917	12,630
Deferred income	46,209	42,818
Income taxes payable	1,212	1,507
Current tax liabilities	4,178	434
Other current liabilities	17,856	16,849
Total Current Liabilities	89,636	76,751

Long-Term Debt	313,888	274,419
Deferred Income Taxes	315,659	328,223
Long-Term Tax Liabilities	1,784	1,790
Long-Term Deferred Income	10,087	10,455
Other Long-Term Liabilities	1,119	1,293
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	264	260
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	200	200
Additional paid-in capital	445,005	442,474
Retained earnings	772,938	811,172
Accumulated other comprehensive loss	(5,941)	(5,296)
Total Shareholders’ Equity	1,212,466	1,248,810
Total Liabilities and Shareholders’ Equity	$1,944,639	$1,941,741

International Speedway Corporation - 4Q and Full-Year Fiscal 2012 Financial Results I 12

Consolidated Statements of Cash Flows
(In Thousands)

	Year Ended
	November 30, 2011	November 30, 2012
	(Unaudited)
OPERATING ACTIVITIES
Net income	$69,424	$54,578
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	76,871	77,870
Stock-based compensation	1,466	1,874
Amortization of financing costs	1,398	1,605
Deferred income taxes	35,688	12,184
Loss (income) from equity investments	4,177	(2,757)
Impairments / losses on disposals of long-lived assets, non cash	4,687	8,055
Other, net	551	(829)
Changes in operating assets and liabilities
Receivables, net	(2,163)	5,268
Inventories, prepaid expenses and other assets	(601)	966
Accounts payable and other liabilities	(649)	(2,521)
Deferred income	(4,955)	(3,023)
Income taxes	13,138	(2,345)
Net cash provided by operating activities	199,032	150,925
INVESTING ACTIVITIES
Capital expenditures	(76,848)	(82,872)
Decrease in restricted cash	1,002	—
Distribution from equity investee and affiliate	—	11,000
Equity investments and advances to affiliate	(60,625)	(51,984)
Other, net	(56)	1,423
Net cash used in investing activities	(136,527)	(122,433)
FINANCING ACTIVITIES
Proceeds under credit facility	30,000	130,000
Payments under credit facility	(82,000)	(180,000)
Proceeds from long-term debt	65,000	100,000
Payment of long-term debt	(3,216)	(89,306)
Deferred financing fees	(439)	(1,046)
Exercise of Class A common stock options	51	—
Cash dividends paid	(8,585)	(9,283)
Reacquisition of previously issued common stock	(37,404)	(10,556)
Net cash used in financing activities	(36,593)	(60,191)
Net increase (decrease) in cash and cash equivalents	25,912	(31,699)
Cash and cash equivalents at beginning of year	84,166	110,078
Cash and cash equivalents at end of year	$110,078	$78,379

International Speedway Corporation - 4Q and Full-Year Fiscal 2012 Financial Results I 13